EXHIBIT 11

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE



                                              THREE MONTHS ENDED     SIX MONTHS ENDED
                                                   JUNE 30,              JUNE 30,
                                                   --------              --------
                                               2002        2001       2002       2001
                                               ----        ----       ----       ----
NET INCOME (LOSS) PER SHARE
Net Income (Loss) from Operations
    applicable to Common Stock                 $82,711  $(123,545)   $55,083  $(422,259)
Weighted Average Common Shares Outstanding   3,901,431   3,901,431 3,901,431   3,901,431
                                             ---------   --------- ---------   ---------
Net Income (Loss) Per Share                      $0.02    $ (0.03)    $ 0.01    $ (0.11)
                                                 =====    ========    ======    ========

NET INCOME (LOSS) PER SHARE -
ASSUMING DILUTION (See "NOTE")
Net Income (Loss) from Operations
    applicable to   Common Stock               $82,711  $(123,545)   $55,083  $(422,259)
                                               =======  ==========   =======  ==========


Weighted Average Common Shares Outstanding   3,901,431   3,901,431 3,901,431   3,901,431
Add: Assumed Conversion of Preferred Stock   1,040,000           - 1,040,000           -
Assumed Exercise of Stock Options (A) (C)      131,509           -   134,780           -
Assumed Exercise of Warrants (B) (C)           309,796           -   320,000           -
Weighted Average Common Shares               ---------   --------- ---------   ---------
   Outstanding - Assuming Dilution           5,382,736   3,901,431 5,396,211   3,901,431
                                             =========   ========= =========   =========
Net Income(Loss) Per Share - Assuming
  Dilution                                      $ 0.02    $ (0.03)     $0.01    $ (0.11)
                                                ======    ========     =====    ========



NOTE:

(A) - For 2002, the dilutive options (i.e., the average market price is greater than the exercise price), assume that options are exercised and proceeds realized as indicated below. Next, using the treasury stock method with the average market price per share during each period and the total shares assumed to be reacquired as of the beginning of each period, the additional shares included as outstanding are indicated below.

                                                PERIOD ENDED JUNE 30, 2002
                                              THREE MONTHS       SIX MONTHS
                                              ------------       ----------
 Options assumed exercised                       455,367            455,367
 Proceeds assumed realized                      $317,381           $317,381
 Shares assumed reacquired:
 - During three months ($317,381/$.98)           323,858
 - During six months ($317,381/$.99)                                320,587
 Net additional shares assumed outstanding       131,509            134,780

(B) - For 2002, the dilutive warrants (i.e., the average market price is greater than the exercise price), assume that warrants are exercised and proceeds realized as indicated below. Next, using the treasury stock method with the average market price per share during each period and the total shares assumed to be reacquired as of the beginning of each period, the additional shares included as outstanding are indicated below.

                                                    PERIOD ENDED JUNE 30, 2002
                                                  THREE MONTHS       SIX MONTHS
                                                  ------------       ----------
 Warrants assumed exercised                         1,320,000         1,320,000
 Proceeds assumed realized                           $990,000          $990,000
 Shares assumed reacquired:
 - During three months ($990,000/$0.98)             1,010,204
 - During six months ($990,000/$0.99)                                 1,000,000
 Net additional shares assumed outstanding            309,796           320,000

(C) - For 2001, the calculation of net loss per share assuming dilution is not applicable since the results are anti-dilutive.